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                         Timberland Growth Corporation
                             2000 West Park Drive
                                   Suite 125
                             Westborough, MA 01581
                             Fax:  (508) 616-0003




                                  April 5, 1999


VIA EDGAR
---------

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


     Re:  Withdrawal of Registration Statement on Form S-11
          (File No. 333-48041) of Timberland Growth Corporation

Ladies and Gentlemen:

     Pursuant to Rule 477 under the Securities Act of 1933, as amended (the "Act"), Timberland Growth Corporation hereby requests that its Registration Statement on Form S-11 (File No.
333-48041), as amended, be withdrawn from registration under the Act.

     If you have any questions about this request for withdrawal, please contact David Lamarre of Pillsbury Madison &
Sutro LLP at (415) 983-6470.

                                  Very truly yours,

                                  /s/ Allan F. Trinkwald

                                  Allan F. Trinkwald
                                  Vice President, Chief Financial
                                  Officer and Treasurer